UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

GLOBUS MEDICAL, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Globus Medical, Inc.
Valley Forge Business Center
2560 General Armistead Avenue
Audubon, PA 19403

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 17, 2015

To the stockholders of Globus Medical, Inc.:
Notice is hereby given that the 2015 Annual Meeting of Stockholders of Globus Medical, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, June 17, 2015 at 6:00 p.m., local time, at our corporate headquarters located at Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, Pennsylvania 19403.
The purposes of the Annual Meeting, as more fully described in the accompanying proxy statement, are:

1.	To elect two directors to serve until the 2018 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To conduct a non-binding advisory vote to approve the compensation of the Company’s named executive officers; and

3.	To transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.
Only stockholders of record at the close of business on April 20, 2015 may vote at the Annual Meeting or any adjournment or postponement thereof.
The Notice of Internet Availability of Proxy Materials is being mailed, and the attached Proxy Statement is being made available, to our stockholders beginning on or about April 30, 2015.
Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote your shares promptly. To vote your shares, you can (1) use the Internet as described in the Notice of Internet Availability of Proxy Materials in the attached Proxy Statement and on your proxy card; (2) call the toll-free telephone number as described in the attached Proxy Statement and on your proxy card; or (3) complete, sign and date your proxy card and return your proxy card by mail.

By Order of the Board of Directors,

Anthony L. Williams
Senior Vice President of Business Development,
General Counsel & Secretary
Audubon, Pennsylvania
April 30, 2015

GLOBUS MEDICAL, INC.
Valley Forge Business Center
2560 General Armistead Avenue
Audubon, PA 19403

PROXY STATEMENT FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
We are providing these proxy materials in connection with the solicitation by the Board of Directors of Globus Medical, Inc., a Delaware corporation (the “Company,” “Globus,” “our,” “we,” or “us”), of proxies to be voted at our 2015 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournments or postponements thereof. The Annual Meeting will begin at 6:00 p.m., Eastern Time, on Wednesday, June 17, 2015 at our corporate headquarters located at 2560 General Armistead Avenue, Audubon, Pennsylvania 19403. The “proxy materials” include this Proxy Statement, our Annual Report for the year ended December 31, 2014 (including our annual report on Form 10-K) and, if you are receiving printed copies of the proxy materials by mail, the proxy card. We are making these proxy materials available to our stockholders electronically via the Internet beginning on April 30, 2015. Accordingly, we are mailing to our stockholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy materials via the Internet and how to vote online. As a result, you will not receive a paper copy of the proxy materials unless you request one. All stockholders are able to access the proxy materials on a website referred to in the Notice of Internet Availability of Proxy Materials and in this Proxy Statement, and to request to receive a set of the proxy materials by mail or electronically, in either case free of charge. If you would like to receive a paper or electronic copy of the proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.
Annual Meeting Admission
Attendance at the Annual Meeting is limited to stockholders of record as of April 20, 2015, the record date for the Annual Meeting.
If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting, you may present proof of your ownership of Globus stock, such as a bank or brokerage account statement, as of the record date to be admitted to the Annual Meeting.
Stockholders also must present a form of personal identification in order to be admitted to the Annual Meeting.
No cameras, recording equipment or electronic devices will be permitted in the Annual Meeting.
Stockholders Entitled to Vote
Only holders of record of our Class A common stock and Class B common stock as of the close of business on April 20, 2015, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting or at any adjournment or postponement thereof. As of the record date for the Annual Meeting, 71,031,052 shares of our Class A common stock and 23,877,556 shares of our Class B common stock were outstanding.
Notice of Internet Availability of Proxy Materials
As permitted by the Securities and Exchange Commission (the “SEC”), we are making this Proxy Statement and our 2014 Annual Report available to our stockholders electronically via the Internet. In accordance with this e-proxy process, we are sending our stockholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials containing instructions on how to access the attached Proxy Statement and our 2014 Annual Report via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of the proxy materials. If you elect to receive a paper copy of our proxy materials, our 2014 Annual Report will be mailed to you along with the Proxy Statement and a proxy card.
How to Vote
Your vote is important. Stockholders can vote via the Internet, by telephone, by mail, or in person by attending the Annual Meeting and voting by ballot as described below.

Vote via Internet
If you choose to vote via Internet, simply visit www.proxyvote.com and follow the steps outlined on the secure website.
Vote by Mail
If you choose to receive printed copies of the proxy materials, you may vote by simply marking your proxy card, dating and signing it, and returning it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY, 11717.
Vote by Telephone
If you choose to vote via telephone, call toll free 1-800-690-6903 using a touch-tone telephone and follow the instructions provided on the recorded message. If you hold shares beneficially, through a broker, brokerage firm, bank or other nominee, please refer to the instructions provided to you by such broker, brokerage firm, bank or other nominee regarding voting by telephone.
Voting at the Annual Meeting
Voting via the Internet, by telephone or by mail will not limit your right to vote at the Annual Meeting if you decide to attend and vote in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should contact your bank or brokerage account representative to obtain a legal proxy.
If you vote via the Internet or by telephone, your vote must be received by 11:59 p.m., Eastern Time, on June 16, 2015.
All shares of common stock that have been properly voted or for which proxy cards have been properly executed and returned, and not revoked, will be voted at the Annual Meeting.
General Information on Voting and Required Vote
The presence of the holders of a majority of the voting power of the shares of common stock outstanding as of the record date and entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum.
You are entitled to cast one vote for each share of our Class A common stock you own on the record date and 10 votes for each share of our Class B common stock you own on the record date. Provided that a quorum is present, shareholders will vote on (1) two nominees for election as director, who will be elected by a plurality of the voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote at the Annual Meeting, and (2) the approval, on an advisory basis, of the compensation of our named executive officers. The approval of our executive compensation on an advisory basis will require the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote at the Annual Meeting.
For each of the proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.” A vote of “ABSTAIN” with respect to any matter will not be voted with respect to that matter but these shares will be counted for purposes of determining whether there is a quorum present at the Annual Meeting. Accordingly, abstentions will have no effect on the election of the nominees for director, but will have the effect of a vote “AGAINST” the approval, on an advisory basis, of the compensation to be paid to our named executive officers.
All shares of common stock for which proxies have been properly executed and delivered, and not revoked, will be voted at the Annual Meeting in accordance with your instructions. If you sign, date and return your proxy card but do not give voting instructions, the shares of common stock represented by that proxy will be voted in accordance with the Board’s recommendations as follows:

1.	FOR each of the nominees for election as director.

2.	FOR the approval, on an advisory basis, of the compensation of our named executive officers.
Shares represented by a proxy as to which there is a “broker non-vote” (that is, where a broker or other nominee does not have the discretionary authority to vote the shares), will not be counted for purposes of determining whether there is a quorum present at the Annual Meeting. Brokers have no authority to vote their customers’ shares with respect to any proposal unless instructed how to vote. If we receive a proxy card with a broker non-vote, those shares will NOT be included as a vote with respect to the election of directors, and the proposal to approve, on an advisory basis, the compensation of our named executive officers.

Voting on Other Matters
If other matters are properly presented at the Annual Meeting for consideration, the persons named on the proxy card will have the discretion to vote on those matters for you. At the date we began printing this Proxy Statement, no other matters had been raised for consideration at the Annual Meeting.
How You May Revoke or Change Your Vote
You can revoke your proxy at any time before it is voted at the Annual Meeting by:

•	sending written notice of revocation to the Secretary of the Company;

•	timely delivering a valid, later-dated proxy; or

•
attending the Annual Meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor from the holder of record, to be able to vote at the Annual Meeting.

List of Stockholders
The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting, between the hours of 9:30 a.m. and 4:30 p.m., at our principal executive offices at Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, Pennsylvania 19403, by contacting Anthony L. Williams, the Secretary of the Company.
Cost of Proxy Solicitation
We will bear all expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement. Pursuant to SEC rules, we are making this Proxy Statement and our 2014 Annual Report available to our stockholders electronically via the Internet. In addition to soliciting proxies by Internet and mail, proxies may be solicited by telephone, facsimile or personally by our directors, officers and employees. None of these directors, officers or employees will receive any additional or special compensation for this solicitation. We will, on request, reimburse banks, brokerage firms and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners of our common stock and obtaining their voting instructions.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 17, 2015: This Proxy Statement, the proxy card and the Annual Report (including our annual report on Form 10-K) for the fiscal year ended December 31, 2014 are available at www.proxyvote.com.

PROPOSAL 1

ELECTION OF DIRECTORS
Our Board of Directors currently consists of seven members divided into three classes, as nearly equal in number as possible, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. At each annual meeting of stockholders, successors to the class of directors whose term expires at such meeting will be elected for a term of three years. Each director will serve until a successor is duly elected and qualified, or until the director’s earlier death, resignation or removal. There is no limit to the number of terms a director may serve.
Two of our directors are nominated for election this year. Each director to be elected and qualified at the Annual Meeting will hold office until the 2018 annual meeting of stockholders and will serve until his or her successor is duly elected and qualified, or until the director’s earlier death, resignation or removal. Each of the nominees listed below is currently a director. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve. If any nominee becomes unavailable or unable to serve as director before the Annual Meeting, the shares of common stock represented by executed proxies will be voted for the election of a substitute nominee proposed by our Board of Directors or, in the alternative, the Board of Directors may elect to reduce its size.
Our Board of Directors believes that each of our current directors, including those nominated for election this year, is highly qualified to serve as a member of our Board of Directors and each has contributed to the mix of skills, core competencies and qualifications of the Board of Directors. Our directors are highly experienced and have diverse backgrounds and skills, as well as extensive track records of success in what we believe are relevant positions. A number of our directors also have served as directors of Globus for many years, and we benefit from their knowledge of our history, operations and corporate philosophy.
Board of Directors
The following table sets forth information concerning our directors as of April 1, 2015:

Name	Age	Position and Committee Memberships	Term Expires
David C. Paul	48	Chairman of the Board of Directors and Chief Executive Officer; Compensation Committee Chair and Nominating and Corporate Governance Committee Chair	2016
David M. Demski	57	Director, President and Chief Operating Officer; Member of the Nominating and Corporate Governance Committee	2017
David D. Davidar	49	Director and Senior Vice President, Operations	2015
Kurt C. Wheeler	62	Director; Member of the Compensation Committee; Lead Independent Director	2017
Robert W. Liptak	51	Director; Member of the Compensation Committee and Audit Committee	2015
Daniel T. Lemaitre	61	Director; Member of the Compensation Committee and Audit Committee	2016
Ann D. Rhoads	49	Director; Audit Committee Chair and Member of the Nominating and Corporate Governance Committee	2016

Nominees for Director
The following is a brief biography of each nominee for director and a discussion of the relevant experiences, qualifications, attributes or skills of each nominee that, together with other relevant factors, led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director as of the date of this Proxy Statement.
David D. Davidar has served as our Senior Vice President, Operations since January 2013, and as a director since 2003. Between 2003 and January 2013, Mr. Davidar served as our Vice President, Operations. Prior to joining Globus, Mr. Davidar served as the Executive Director of Highway Home, an assisted living facility, from 1995 to 2003. Mr. Davidar also served in a management capacity for Pizza Hut, Inc. from 1993 to 1995. Mr. Davidar received a B.Com. in Commerce, Economics and Management from the University of Madras, a Post-Graduate diploma in Personnel Management at the Madras School of Social Work, and an M.B.A. from Bloomsburg University. Mr. Davidar’s role as one of our founders and his operational leadership of our Company have contributed significantly to our success and provided him with a deep familiarity with our Company, its history and business and brings to our Board of Directors valuable operational insight and managerial skill that qualify him to serve as one of our directors.

Robert W. Liptak has been Managing Director of Clarus Ventures, LLC, a life sciences venture capital firm, since its inception in 2005. He has served as one of our directors since July 2007 and is a member of our Compensation Committee and our Audit Committee. He has over 20 years of experience in investment management focusing primarily on the establishment and management of various investment management businesses, including as a General Partner in MPM Capital, L.P., a healthcare venture capital firm, from 2001 to 2008. From 1995 to 2001, Mr. Liptak was a Partner with the Geometry Group, a diversified asset management firm focused on establishing investment management firms. From 1992 to 1995, Mr. Liptak was Vice President of Finance for Global Asset Management (USA) Inc., an asset management firm, and he began his career in 1986 with Price Waterhouse where he was a Manager in its Capital Markets Group. Mr. Liptak also serves on the board of directors of SFJ Cayman Corp., a privately-held company. Mr. Liptak holds a B.A. in Accounting and Finance from LaSalle University and an M.B.A. from Columbia University, and is a certified public accountant. Mr. Liptak’s broad experience as an investment management professional in the healthcare industry, his leadership roles and his financial and accounting skills and expertise, which qualify him to serve as an “audit committee financial expert” on our Audit Committee, as well as his deep understanding of our Company through service as a director qualify him to serve as one of our directors.
Vote Required
Provided that a quorum is present, the nominees for director who receive the most affirmative votes will be elected to fill the available seats on our Board of Directors.
The Board of Directors recommends a vote FOR the election of the above nominees.
Continuing Directors
The following is a brief biography of each current director who is not nominated for election at the Annual Meeting but will continue to serve on our Board of Directors following the Annual Meeting as of the date of this Proxy Statement.
David C. Paul has served as our Chief Executive Officer and as Chairman of our Board of Directors since our inception in 2003. He is a member of our Compensation Committee and our Nominating and Corporate Governance Committee. Prior to founding Globus, Mr. Paul was employed at Synthes from March 1996 to January 2003 in various positions. He served as Director of Product Development for Synthes in his last position, where he was responsible for product development and marketing functions. Prior to Synthes, Mr. Paul worked as a Research Engineer in biomaterials research at Temple University from 1994 to 1995. Mr. Paul is a named inventor on approximately 70 patents and approximately 90 pending patent applications. Mr. Paul received a B.S. in Mechanical Engineering from the University of Madras, and an M.S. in Computer Integrated Mechanical Engineering Systems from Temple University. Mr. Paul also currently serves as a member of the board of directors of Operating Room Safety LLC, a privately-held company. Mr. Paul brings to our Board of Directors valuable perspective and experience as our founder, CEO and largest stockholder, as well as leadership skills, industry experience and knowledge, discipline and dedication to our mission that qualify him to serve as one of our directors.
David M. Demski has served as our President and Chief Operating Officer since August 2008, as our acting Chief Financial Officer since November 2014, and as one of our directors since our inception in 2003. He is a member of our Nominating and Corporate Governance Committee. From 2003 to July 2008, Mr. Demski served as our Chief Financial Officer. Prior to joining Globus in 2003, Mr. Demski founded Cornerstone Capital LBO Fund, a boutique leveraged-buyout consultancy. Mr. Demski’s experience also includes serving as Vice President for Gilo Ventures, a Silicon Valley-based venture capital fund, from 2000 to 2001, and serving as Chief Operating Officer of Rendall and Associates, a telecommunications-focused consulting firm, from 1994 to 2000. He also managed regional and international distribution for Domino’s Pizza during the company’s growth in the late 1980s. Previously, he was an audit supervisor for Peat, Marwick, Mitchell & Company. Mr. Demski received a B.S. in Business Administration from the University of Michigan and an M.B.A. from the Stanford Graduate School of Business. Mr. Demski’s extensive leadership and experience at our Company and knowledge of our finances and operations, including as one of the founders of our Company, as well as his prior experience in the investing and auditing industries, bring to our Board of Directors critical strategic planning, financial, operations and leadership skills and qualify him to serve as one of our directors.
Kurt C. Wheeler has been a co-founder and Managing Director of Clarus Ventures, LLC, a life sciences venture capital firm, since its inception in 2005. He has served as one of our directors since July 2007 and is a member of our Compensation Committee. He has over 25 years of direct investment and industry experience within the healthcare sector, including being a General Partner at MPM Capital, L.P., a healthcare venture capital firm, since 2000. Mr. Wheeler co-founded and served as CEO of In Control (NASDAQ: INCL), a publicly-traded medical device company that was acquired by Guidant Corporation in 1998. Prior to founding InControl, he was a Principal with the Mayfield Fund, a private equity firm, where he focused on healthcare investing. Mr. Wheeler began his career with Eli Lilly & Co., a pharmaceutical company. Mr. Wheeler also sits on the boards of directors of SFJ Pharmaceuticals, Inc., Avillion LP and Flowonix, all privately-held companies. Previously, he was responsible for investments in the following medical device companies: Hemosense (AMEX: HEM); Intratherapeutics, Inc.; and SenoRx, Inc. (NASDAQ: SENO), and the following biopharmaceutical companies: Eyetech Pharmaceuticals, Inc. (NASDAQ: EYET); Neuromed Pharmaceuticals, Ltd. (NASDAQ: CRXX); Somaxon Pharmaceuticals, Inc. (NASDAQ: SOMX); and Zogenix, Inc. (NASDAQ: ZGNX). Mr. Wheeler holds a B.A. from Brigham Young University and an M.B.A.

from Northwestern University. Mr. Wheeler’s background as a chief executive officer of a publicly-traded medical device company, his extensive experience at the board level in various healthcare companies and his experience as a venture capitalist focused on the medical device and biopharmaceutical industries, bring to our Board of Directors critical skills related to financial oversight of complex organizations, strategic planning, and corporate governance and qualify him to serve as one of our directors.
Daniel T. Lemaitre has served on our Board of Directors since April 2011, and is a member of our Compensation Committee and Audit Committee. Currently, Mr. Lemaitre is the Chief Executive Officer of White Pine Medical, a venture-backed medical device start-up company, and has served in that capacity since June 2009. Prior to White Pine Medical, Mr. Lemaitre served as the President and Chief Executive Officer of CoreValve, a privately-held company focused on percutaneous aortic valve replacement, from April 2008 until its acquisition by Medtronic, Inc., a publicly-traded medical device company, in April 2009. From 2005 until March 2008, Mr. Lemaitre was a Senior Vice President at Medtronic, where he led the company’s strategic planning and corporate development. Prior to joining Medtronic, Mr. Lemaitre spent 28 years as an investment analyst in the medical device field. This included 18 years with SG Cowen, where he was a managing director and led the healthcare research team, and six years with Merrill Lynch. Mr. Lemaitre holds a B.A. in Economics from Bethany College and an M.B.A. from Bowling Green State University. Mr. Lemaitre also currently serves on the board of directors of Endologix, Inc. (NASDAQ: ELGX) as its lead independent director, on the board of directors of Mitralign, a privately-held medical device company, on the board of directors and as chairman of the audit committee of NDC, a privately-held company, and as the Chairman of Bioventus LLC, a privately-held medical device company. Mr. Lemaitre’s extensive business, managerial, executive and leadership experience in the medical device industry, including having served as chief executive officer of a medical device company and as senior vice president of one of the world’s leading medical technology companies, as well as his current experience as a director of a publicly-traded medical device company bring to our Board of Directors a meaningful understanding of our business and industry and valuable skills related to strategic planning for a public company. These skills and experience, as well as his financial and accounting skills and expertise, qualify him to serve as one of our directors and as an “audit committee financial expert” on our Audit Committee.
Ann D. Rhoads has served on our Board of Directors since July 2011, and is a member of our Audit Committee and our Nominating and Corporate Governance Committee. Currently, Ms. Rhoads is the Executive Vice President and Chief Financial Officer of Zogenix, Inc. (NASDAQ:ZGNX), a pharmaceutical company, and has served in that capacity since March 2010. From 2000 through the end of 2009, Ms. Rhoads served as the Chief Financial Officer of Premier, Inc., a healthcare supply management company. From 1998 to 2000, she was Vice President, Strategic Initiatives at Premier, Inc., and from 1993 to 1998, she was a Vice President of The Sprout Group, an institutional venture capital firm. Ms. Rhoads holds a B.S. in Finance from the University of Arkansas and an M.B.A. from the Harvard Business School. Ms. Rhoads also serves on the board of directors, as chairman of the audit committee and as a member of the compensation committee of Evoke Pharma, Inc. (NASDAQ: EVOK). Ms. Rhoads also previously served on the board of directors of Novellus Systems, Inc. (NASDAQ: NVLS) from 2003 until 2012. Ms. Rhoads’ experience as the chief financial officer of a publicly-traded pharmaceutical company and as a member of the board of directors of a publicly-traded company brings to our Board of Directors and the committees of our Board of Directors valuable financial skills and expertise, which qualify her to serve as an “audit committee financial expert” on our Audit Committee, and significant executive management experience and leadership skills, as well as a strong understanding of corporate governance principles.
Information Concerning the Board of Directors and Corporate Governance
Board Composition
Our business and affairs are managed under the direction of our Board of Directors. Our bylaws provide that our Board of Directors must consist of between five and 11 directors, and such number of directors within this range may be determined from time to time by resolution of our Board of Directors or our stockholders. Our current Board of Directors is comprised of seven members and is divided into three classes. Upon the expiration of the initial term of office for each class of directors, each director in such class will be elected for a term of three years and serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Any additional directorships resulting from an increase in the number of directors or a vacancy may be filled by the directors then in office or by a vote of our stockholders at a duly convened meeting.
There are no family relationships between any directors, director nominees, and executive officers.
For information regarding the members of our Board of Directors, please see the discussion of their respective experiences, qualifications, attributes and skills under “Proposal 1-Election of Directors” above.
Board Meetings
Our Board of Directors holds regular meetings throughout the year, and holds special meetings as and when necessary. Our full Board of Directors held five regular and five special meetings during 2014. Each director attended at least 75% of the meetings of the Board of Directors and the committees on which he or she served during 2014.

Our Board of Directors encourages but does not require independent directors to attend the annual meeting of stockholders. Three of our directors, though none of our independent directors, attended our 2014 annual meeting of stockholders.
Director Independence
Our Board of Directors has affirmatively determined that Messrs. Wheeler, Liptak and Lemaitre and Ms. Rhoads meet the definition of “independent director” under New York Stock Exchange listing standards.
We are a “controlled company” as set forth in New York Stock Exchange Rule 303A.00 because more than 50% of the voting power of our common stock is held by David C. Paul, our Chairman and Chief Executive Officer (“CEO”). Under New York Stock Exchange rules, a “controlled company” may elect not to comply with certain New York Stock Exchange corporate governance requirements, including the requirement that a majority of the Board of Directors consist of independent directors and the requirement that director nominations and executive compensation must be approved by a majority of independent directors or a Nominating and Corporate Governance Committee or Compensation Committee comprised solely of independent directors. We rely, and intend to continue to rely, on certain of these exemptions from the corporate governance requirements. In particular, though we have determined that a majority of our directors and all of the members of our Audit Committee are independent, our Compensation Committee and our Nominating and Corporate Governance Committee do not consist entirely of independent directors. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the New York Stock Exchange corporate governance requirements.
Board Leadership Structure
David C. Paul, our founder and CEO, is the Chairman of our Board of Directors. We believe that combining the CEO and Chairman of the Board positions helps ensure that our Board of Directors and management act with a common purpose. We believe that combining the positions provides a single, clear chain of command to execute our strategic initiatives and business plans and reduces the risk of divided leadership, which could interfere with good decision-making or weaken our ability to develop and implement strategy. In addition, we believe that a combined CEO and Chairman of the Board is better positioned to act as a bridge between management and our Board of Directors, maintaining the regular flow of information. We also believe that it is important to have a Chairman of the Board with an extensive history with and knowledge of the Company (as is the case with our CEO), as compared to a relatively less informed independent chairman.
Our non-management directors meet in executive session at least once annually, and the presiding director for each such executive session is determined by the non-management directors in advance of such session.
In February 2015, our Board of Directors selected Kurt C. Wheeler to be the Lead Independent Director. The duties of our Lead Independent Director include calling and presiding over meetings of our non-management directors as well as presiding over meetings of the Board of Directors where our Chairman is not present. In addition, our Lead Independent Director also serves as a liaison between our management directors and non-management directors.
Role of the Board in Risk Oversight
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. Management is responsible for the day-to-day management of the risks that we face, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors is responsible for satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed.
Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through our Board of Directors as a whole, as well as through various standing committees of the Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors oversight of the performance of our internal audit function. Our entire Board of Directors monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking.
As a medical device company, we have also implemented a compliance function that monitors compliance with various company policies, specifically those governing relationships with health care professionals and compliance with anti-kickback laws and laws restricting off-label promotion of medical devices. Our Audit Committee is responsible for oversight of our compliance function, but our Board of Directors, as a whole, also receives regular updates regarding, and evaluates the effectiveness of, our compliance program.

Committees of the Board of Directors
Our Board of Directors has three permanent committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The written charters for these committees are on our website at http://www.globusmedical.com/investors/corporate-governance/. Our Board of Directors may from time to time establish other standing committees. In addition, from time to time, special committees may be established under the direction of our Board of Directors when necessary to address specific issues.
Audit Committee
We have an Audit Committee consisting of Ann D. Rhoads, Daniel T. Lemaitre and Robert W. Liptak. The Audit Committee is responsible for, among other things:

•	appointing, terminating, compensating and overseeing the work of any accounting firm engaged to prepare or issue an audit report or other audit, review or attest services;

•
reviewing and approving, in advance, all audit and non-audit services to be performed by the independent auditor, taking into consideration whether the independent auditor’s provision of non-audit services to us is compatible with maintaining the independent auditor’s independence;

•	reviewing and discussing the adequacy and effectiveness of our accounting and financial reporting processes and controls and the audits of our financial statements;

•
establishing and overseeing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by our employees regarding questionable accounting or auditing matters;

•	investigating any matter brought to its attention within the scope of its duties and engaging independent counsel and other advisors as the Audit Committee deems necessary;

•	determining compensation of the independent auditors and of advisors hired by the Audit Committee and ordinary administrative expenses;

•	reviewing and discussing with management and the independent auditor the annual and quarterly financial statements prior to their release;

•	monitoring and evaluating the independent auditor’s qualifications, performance and independence on an ongoing basis;

•	reviewing reports to management prepared by the internal audit function, as well as management’s response;

•	reviewing and assessing the adequacy of the formal written charter on an annual basis;

•	reviewing and approving related-party transactions for potential conflict of interest situations on an ongoing basis;

•	serving as the Qualified Legal Compliance Committee in accordance with Section 307 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC; and

•	handling such other matters that are specifically delegated to the Audit Committee by our Board of Directors from time to time.
Our Board of Directors has affirmatively determined that each member of our Audit Committee, Ms. Rhoads and Messrs. Liptak and Lemaitre, meets the definition of an “independent director” for purposes of serving on an Audit Committee under New York Stock Exchange Rule 303A.07, and that each of Ms. Rhoads and Messrs. Liptak and Lemaitre is an “audit committee financial expert.”
In 2014, our Audit Committee held seven meetings.

Compensation Committee
We have a Compensation Committee consisting of Daniel T. Lemaitre, Robert W. Liptak and Kurt C. Wheeler, each of whom has been determined to be an independent director, and David C. Paul, our CEO. The Compensation Committee is responsible for, among other things:

•	reviewing and approving the compensation, employment agreements and severance arrangements and other benefits of all of our executive officers and key employees;

•	reviewing and approving, on an annual basis, the corporate goals and objectives relevant to the compensation of the executive officers, and evaluating their performance in light thereof;

•	reviewing and making recommendations, on an annual basis, to the Board of Directors with respect to director compensation;

•	reviewing and discussing with management the compensation of our executive officers, and recommending that it be included in the annual proxy statement and annual report on Form 10-K;

•	periodically reviewing and assessing the adequacy of the formal written charter; and

•	such other matters that are specifically delegated to the Compensation Committee by our Board of Directors from time to time.
The Compensation Committee has authority to delegate responsibility to subcommittees. Messrs. Lemaitre, Liptak and Wheeler also serve on our Equity Compensation Committee, a standing subcommittee of our Compensation Committee established to administer our equity-based compensation plans.
In 2014, our Compensation Committee held three meetings.
Nominating and Corporate Governance Committee
We have a Nominating and Corporate Governance Committee consisting of Ann D. Rhoads, who has been determined to be an independent director, David C. Paul, our CEO, and David M. Demski, our President and COO. The Nominating and Corporate Governance Committee is responsible for, among other things:

•	identifying and screening candidates for our Board of Directors, and recommending nominees for election as directors;

•	establishing procedures to exercise oversight of the evaluation of the Board of Directors and management;

•	developing and recommending to the Board of Directors a set of corporate governance guidelines, as well as reviewing these guidelines and recommending any changes to the Board of Directors;

•
reviewing the structure of the Board of Directors’ committees and recommending to the Board of Directors for its approval directors to serve as members of each committee, and where appropriate, making recommendations regarding the removal of any member of any committee;

•	reviewing and assessing the adequacy of the formal written charter on an annual basis; and

•	generally advising our Board of Directors on corporate governance and related matters.
Our Nominating and Corporate Governance Committee did not meet separately in 2014. During 2014, the Board of Directors, including the members of the Nominating and Corporate Governance Committee, took responsibility for those matters within the purview of the Nominating and Corporate Governance Committee.
The Nominating and Corporate Governance Committee and the Board of Directors have not established a specific diversity component in their consideration of candidates for director and instead consider the diversity of directors as part of the overall mix of factors when identifying and evaluating candidates for the Board of Directors. The Company considers diversity broadly to include differences of viewpoint, professional experience, individual characteristics, qualities and skills, resulting in naturally varying perspectives among the directors and individual skills that complement the full Board of Directors. Therefore, the Board of Directors, as a unit, possesses the appropriate skills and experience to oversee the Company’s business.

The Nominating and Corporate Governance Committee will give appropriate consideration to qualified persons recommended by stockholders for nomination as directors and will evaluate such qualified persons in the same manner as other identified candidates, when submitted in a timely manner and in compliance with the advance notice procedures in our bylaws as set forth in the “Stockholders Proposals” section of this Proxy Statement.
Board Self-Assessment
In 2014, our Board of Directors implemented an annual self-evaluation process in which each director evaluates the Board of Directors as a whole and each committee on which he or she serves. After these evaluations are complete, the results are discussed by the Board of Directors and each committee, as applicable, and, if necessary, action plans are developed.
At least once a year, the Board of Directors, or the Nominating and Governance Committee, evaluates the size and composition of the Board of Directors to assess the skills and experience of directors, and compares them with those skills that might prove valuable in the future, giving consideration to the changing circumstances of the Company and the then current Board of Directors membership. This assessment enables the Board of Directors to consider whether the skills and experience of the existing members continue to be appropriate as the Company’s needs evolve over time.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee. No interlocking relationship exists between any member of the Board of Directors and any member of the compensation committee (or other committee performing equivalent functions) of any other company.
Mr. Paul, our CEO, has served on our Compensation Committee since 2007.
We have entered into an indemnification agreement with each of our directors, including Messrs. Paul, Wheeler, Liptak and Lemaitre, who comprise our Compensation Committee and our Equity Compensation Committee. See “Indemnification Agreements with our Directors and Officers” below.
Indemnification Agreements with our Directors and Officers
Our amended and restated certificate of incorporation and bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by law. In addition, as permitted by the laws of the State of Delaware, we have entered into indemnification agreements with each of our directors and certain of our officers. Under the terms of our indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the State of Delaware, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. We must indemnify our officers and directors against any and all (a) costs and expenses (including attorneys’ and experts’ fees, expenses and charges) actually and reasonably paid or incurred in connection with investigating, defending, being a witness in or participating in, or preparing to investigate, defend, be a witness in or participate in, and (b) judgments, fines, penalties and amounts paid in settlement in connection with, in the case of either (a) or (b), any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, by reason of the fact that (x) such person is or was a director or officer, employee, agent or fiduciary of the Company or (y) such person is or was serving at our request as a director, officer, employee or agent or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The indemnification agreements also require us, if so requested, to advance within 30 days of such request any and all costs and expenses that such director or officer incurred, provided that such person will return any such advance if it shall ultimately be determined that such person is not entitled to be indemnified for such costs and expenses. Our bylaws also require that such person return any such advance if it is ultimately determined that such person is not entitled to indemnification by us as authorized by the laws of the State of Delaware.
We are not required to provide indemnification under our indemnification agreements for certain matters, including:

1.	indemnification in connection with certain proceedings or claims initiated or brought voluntarily by the director or officer;

2.
indemnification related to disgorgement of profits made from the purchase or sale of securities of our Company under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or similar provisions of state statutory or common law;

3.	indemnification that is finally determined, under the procedures and subject to the presumptions set forth in the indemnification agreements, to be unlawful; or

4.
indemnification for liabilities for which the director or officer has received payment under any insurance policy as may exist for such person’s benefit, our articles of incorporation or bylaws or any other contract or otherwise, except with respect to any excess amount beyond the amount so received by such director or officer. The indemnification agreements require us, to the extent that we maintain an insurance policy or policies providing liability insurance for directors, officers, employees, agents or fiduciaries of our company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person serves at the request of our Company, to cover such person by such policy or policies to the maximum extent available.

Code of Ethics and Corporate Governance Guidelines
We have adopted a code of ethics relating to the conduct of our business by all of our employees, officers and directors, as well as a code of ethics specifically for our principal executive officer and senior financial officers. Both codes of ethics, and our corporate governance guidelines, are posted on our website at http://www.globusmedical.com/investors/corporate-governance/ and http://www.globusmedical.com/code-of-ethics/.
Interested Party Communications With the Board of Directors
We have established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member or all members of the Board of Directors, any committee of the Board of Directors, or any chair of any committee by mail. To communicate with the Board of Directors, the Lead Independent Director, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to Anthony L. Williams, our Secretary, at Globus Medical, Inc., Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, PA 19403, Attention: Legal Department.

Audit Committee Report
The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements as of and for the year ended December 31, 2014 and internal controls over financial reporting with our management and KPMG LLP (“KPMG”), our independent registered public accounting firm for the year ended December 31, 2014. Further, the Audit Committee has discussed with KPMG the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”), other standards of the PCAOB, rules of the SEC, and other applicable regulations, relating to the firm’s judgment about the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the consolidated financial statements.
The Audit Committee also has received the written disclosures and the letter from KPMG required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, which relate to KPMG’s independence from our Company, and has discussed with KPMG its independence from our Company. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to us is compatible with maintaining the firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from our Company and our management. The Audit Committee has also discussed with our management and KPMG such other matters and received such assurances from them as it has deemed appropriate.
The Audit Committee also reviewed management’s report on its assessment of the effectiveness of our internal control over financial reporting. In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure. As part of this process, the Audit Committee continues to monitor the scope and adequacy of our internal auditing program.
Based on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that our audited consolidated financial statements for the year ended December 31, 2014 and management’s assessment of the effectiveness of our internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.
Submitted by the Audit Committee of the Board of Directors.
Members of the Audit Committee
Ann D. Rhoads (Chair)
Daniel T. Lemaitre
Robert W. Liptak
The above Audit Committee Report does not constitute soliciting material, and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate the Audit Committee Report by reference therein.
Independent Registered Public Accounting Firm
As disclosed in the Company’s Current Report on Form 8-K filed with the SEC on April 22, 2015, on April 16, 2015, KPMG orally notified us that upon the completion of KPMG’s review of our financial statements for the quarterly reporting period ended March 31, 2015 and the filing of the related Quarterly Report on Form 10-Q, it declines to stand for reelection as the independent registered public accounting firm for the Company. KPMG’s resignation was accepted by the Audit Committee.

The audit reports of KPMG on the consolidated financial statements of the Company and its subsidiaries as of and for the fiscal years ended December 31, 2014 and 2013 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2014 and 2013, and the subsequent interim period through April 16, 2015, there were no disagreements between us and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference thereto in its reports on the consolidated financial statements for such years, and there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

In accordance with SEC rules, we provided KPMG with a copy of the Current Report on Form 8-K and requested KPMG to furnish us with a letter addressed to the SEC stating whether it agrees with the above statements. KPMG furnished the letter, and we filed it as Exhibit 16.1 to the Current Report on Form 8-K.

As of the date this Proxy Statement is being made available, we have not selected an independent registered public accounting firm for the fiscal year ending December 31, 2015, but our Audit Committee has commenced a process to interview candidates and engage a replacement for KPMG. The ratification of our independent registered public accounting firm by our stockholders is not required by law or our bylaws.

A representative of KPMG is not expected to be present at the Annual Meeting.

Fees Paid to the Independent Registered Public Accounting Firm
The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2014 and December 31, 2013 by KPMG. All fees described below were approved by the Audit Committee.

	2014	2013
Audit Fees(1)	$785,800	$839,000
Tax Fees(2)	20,000	37,899
All Other Fees(3)	1,650	1,650
Total Fees	$807,450	$878,549

(1)
Fees for audit services billed for fiscal years 2014 and 2013 consisted of fees for reviews of our periodic reports and certain of our current reports and the consent letter provided in connection with the filing of our Form S-8 with the SEC.

(2)	Fees for tax services billed for fiscal years 2014 and 2013 consisted of fees for tax compliance and tax planning and advice.

(3)	Fees for all other services billed for fiscal years 2014 and 2013 consisted of the subscription fee for an accounting research tool.
In considering the nature of the services provided by KPMG, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with KPMG and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.
Pre-Approval Policies and Procedures
Consistent with SEC policies regarding auditor independence, the Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.
Before engaging the Company’s independent registered public accounting firm, management must submit a request for approval to the Audit Committee, which reviews such request and approves or declines to approve it. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decision to the Audit Committee at its next scheduled meeting.

PROPOSAL 2

ADVISORY VOTE ON COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS (“Say-on-Pay Vote”)
Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the right to approve, on a non-binding, advisory basis, the compensation of our “named executive officers” as disclosed in this Proxy Statement under the heading “Compensation Discussion and Analysis” (“CD&A”) and tabular disclosures of this Proxy Statement. Since the required vote is advisory, the result of the vote is not binding upon the Board of Directors. We have a policy of holding the advisory vote annually. The next advisory vote will occur at our 2016 annual meeting.
Our compensation philosophy is centered on our goal of establishing and maintaining an executive compensation program, which applies to all of our named executive officers, that attracts proven, talented leaders who possess the skills and experience necessary to achieve our strategic goals and to create value for our stockholders. Further, our executive compensation program is weighted towards performance-based compensation such that our executive officers will see returns that are correlated to returns realized by our stockholders.
We evaluate and reward our executive officers, generally on an annual basis, based upon the realization of our corporate objectives, including sales, and the individual contributions of each executive officer towards these objectives. Our Compensation Committee considers a variety of objective and subjective performance criteria for setting the compensation levels for each of our executive officers and also considers what it believes to be market standards for compensation paid to similarly-situated executives at other comparable companies. We make decisions about our executive officers’ salary increases and the amount of annual non-equity incentive awards primarily based on company performance, but we also consider individual performance when appropriate.
The compensation packages for our executive officers generally include a base salary, annual non-equity incentive awards, stock option awards and other benefits. In addition, our equity compensation plans provide our named executive officers and all other optionees with acceleration of vesting of stock options upon either a change of control or a termination of employment in connection with a change in control, depending on the specific plan under which the options were granted and if our acquiror does not assume or replace the awards under our equity compensation plans. In limited circumstances, we will provide severance payments to certain of our named executive officers upon their termination of employment.
Our Compensation Committee does not rely strictly on formulaic guidelines for determining the relative mix or levels of cash and equity-based compensation for our executive officers; instead, it maintains a flexible compensation program that allows it to adapt components and levels of compensation to motivate and reward individual executives within the context of our desire to attain specific strategic and financial goals.
The Compensation Committee has and will continue to take action to structure our executive compensation practices in a manner that is performance-based with a view towards maximizing long-term stockholder value. Our Board of Directors believes that the executive compensation as disclosed in the CD&A, tabular disclosures, and the other narrative executive compensation disclosures in this Proxy Statement coincides with our compensation philosophy.
We are asking our stockholders to indicate their support for the compensation of our named executive officers as disclosed in the CD&A, tabular disclosures, and other narrative executive compensation disclosures in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation discussion and analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Effect of Proposal
The above say-on-pay resolution is non-binding. The approval or disapproval of this proposal by stockholders will not require the Board of Directors or the Compensation Committee to take any action regarding our executive compensation practices. The Board of Directors values the opinions of our stockholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board of Directors will consider the outcome of the advisory vote on executive compensation when making future compensation decisions.
The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation paid or to be paid to our named executive officers as described in the CD&A, the tabular disclosures and the other narrative executive compensation disclosures in this Proxy Statement.

EXECUTIVE OFFICERS
Our executive officers and their respective ages, positions, and committee memberships as of April 1, 2015 were as follows:

Name	Age	Position and Committee Memberships
David C. Paul	48	Chairman of the Board of Directors and Chief Executive Officer; Compensation Committee Chair and Nominating and Corporate Governance Committee Chair
David M. Demski	57	Director, President and Chief Operating Officer; Member of the Nominating and Corporate Governance Committee
A. Brett Murphy	50	Executive Vice President, U.S. Sales
David D. Davidar	49	Director and Senior Vice President, Operations
Anthony L. Williams	44	Senior Vice President of Business Development and General Counsel
The following is a brief biography of each current executive officer who will continue to serve in that capacity following the Annual Meeting, as of the date of this Proxy Statement.
David C. Paul has served as our Chief Executive Officer and as Chairman of our Board of Directors since our inception in 2003. His biography is contained in the section of this Proxy Statement entitled “Proposal 1-Election of Directors” above.
David M. Demski has served as our President and Chief Operating Officer since August 2008, as our acting Chief Financial Officer since November 2014, and as one of our directors since our inception in 2003. His biography is contained in the section of this Proxy Statement entitled “Proposal 1-Election of Directors” above.
A. Brett Murphy has served as our Executive Vice President, U.S. Sales since February 2011. Mr. Murphy served as our Vice President, U.S. Sales-West, from November 2006 to February 2011, and as the Area Director for our South region from June 2005 to November 2006. Prior to joining Globus, Mr. Murphy served in various sales and management roles at Synthes from July 1995 to May 2005. Between November 1992 and June 1995, Mr. Murphy was a sales representative for Smith & Nephew Richards. Mr. Murphy also served as an officer in the United States Marine Corps between 1987 and 1992. Mr. Murphy received a B.S. in General Studies from Louisiana State University.
David D. Davidar has served as our Senior Vice President, Operations since January 2013 and as a director since 2003. Between 2003 and January 2013, Mr. Davidar served as our Vice President, Operations. His biography is contained in the section of this Proxy Statement entitled “Proposal 1-Election of Directors” above.
Anthony L. Williams has served as our Senior Vice President of Business Development and General Counsel since April 2014. Mr. Williams previously served as our Vice President of Business Development and Corporate Counsel from January 2013 to April 2014 and as our Vice President and Corporate Counsel from March 2011 to January 2013. Mr. Williams also serves as our Corporate Secretary. Prior to joining Globus, Mr. Williams was a partner with Wyrick Robbins Yates & Ponton LLP, a law firm based in Raleigh, North Carolina, where he specialized in public and private financings, mergers, acquisitions and other strategic transactions, and corporate governance matters. Mr. Williams received a B.A. degree from the University of North Carolina at Chapel Hill and a J.D. and M.B.A. from Wake Forest University.

COMPENSATION DISCUSSION AND ANALYSIS
The discussion below includes a review of our compensation decisions with respect to 2014 for our “named executive officers,” including our principal executive officer, the two individuals who served as our principal financial officer during 2014, and our two other most highly compensated executive officers (as a result of them being our only other executive officers in 2014). Mr. Williams became an executive officer in February 2015 and did not serve as an executive officer in 2014. Our named executive officers for 2014 were:

•	David C. Paul, who currently serves as our Chairman and Chief Executive Officer and is our principal executive officer;

•	David M. Demski, who currently serves as our President and Chief Operating Officer and is our principal financial officer;

•	Richard A. Baron, who served as our Senior Vice President and Chief Financial Officer and was our principal financial officer until November 3, 2014;

•	A. Brett Murphy, who currently serves as our Executive Vice President, U.S. Sales; and

•	David D. Davidar, who currently serves as our Senior Vice President, Operations.
Compensation Overview
Our business is highly competitive, and competition presents an ongoing challenge to our success. Our ability to compete and succeed in this environment is directly dependent on our ability to recruit, retain and motivate talented and skilled individuals to form our executive team. Our compensation philosophy is centered on our goal of establishing and maintaining an executive compensation program that attracts proven, talented leaders who possess the skills and experience necessary to achieve our strategic goals and to create value for our stockholders. Further, our executive compensation program, which applies to all of our named executive officers, is weighted towards performance-based compensation such that our executive officers will see returns that are correlated to returns realized by our stockholders. The decisions with respect to our executive compensation are subject to the discretion of our Compensation Committee. Our Compensation Committee does not rely strictly on formulaic guidelines for determining the relative mix or levels of cash and equity-based compensation for our executive officers; instead, it maintains a flexible compensation program that allows it to adapt components and levels of compensation to motivate and reward individual executives within the context of our desire to attain specific strategic and financial goals.
The compensation packages for our executive officers, including our named executive officers, generally include a base salary, annual non-equity incentive compensation, stock option awards and other benefits. In addition, our equity compensation plans provide our executive officers and all other optionees with acceleration of vesting of stock options upon either a change of control or a termination of employment in connection with a change in control, depending on the specific plan under which the options were granted and if our acquiror does not assume or replace the awards under our equity compensation plans. In limited circumstances, we will provide severance payments to certain of our named executive officers upon termination of their employment.
We evaluate and reward our named executive officers, generally on an annual basis, based upon the realization of our corporate objectives, including sales revenue, and the individual contributions of each named executive officer towards these objectives. David Paul, as our Chairman and Chief Executive Officer, makes recommendations to the Compensation Committee regarding compensation of our named executive officers, but our Compensation Committee as a whole is ultimately responsible for establishing and reviewing all compensatory plans and arrangements with respect to our named executive officers, including Mr. Paul. The Compensation Committee may approve the recommendations, make adjustments in their discretion, or seek additional information from the Company or legal counsel before making a final determination with respect to the compensation of any named executive officer, including Mr. Paul. Our Compensation Committee considers a variety of objective and subjective performance criteria for setting compensation levels for each of our named executive officers and also considers what it believes to be market standards for compensation paid to similarly-situated executives at other comparable companies. We make decisions about our named executive officers’ salary increases and the amount of annual non-equity incentive awards primarily based on company performance, but we also consider individual performance when appropriate. Individual factors we consider in compensation determinations include an executive’s skills and capabilities, contributions as a member of the executive management team, contributions to our overall performance, and the sufficiency of total compensation potential and structure to ensure the retention of an executive when considering the compensation potential that may be available elsewhere.
Our current executive compensation program is based in part upon input provided to the Compensation Committee by an independent compensation consultant, Radford, in 2011 and in 2014. The Compensation Committee has evaluated the independence of Radford and concluded that its work for the Compensation Committee did not raise any conflict of interest.

A key factor in determining levels and types of compensation of our named executive officers is the pay practices of our peer group, which consists of publicly-traded medical device companies that our Compensation Committee believes are the most comparable to our Company. The peer group typically changes from time to time due to industry consolidation, new market entrants, and other factors. Our peer group formerly consisted of the following companies:

Abiomed	Align Technology	Analogic	ArthroCare
CONMED Corporation	Cooper Companies	Cyberonics	Gen-Probe
Haemonetics	ICU Medical	Illumina	Integra Life Sciences
MAKO Surgical	Masimo	Merit Medical Systems	NuVasive
NxStage Medical	Orthofix International	SonoSite	Tornier
Thoratec	Volcano	Wright Medical Group	ZOLL Medical
Publicly-available data, and data prepared for us by Radford in 2011, relating to this peer group was considered in determining the proportions of base salary, annual non-equity incentive compensation and equity incentive compensation, as well as targeted total compensation for our named executive officers in 2014.
Based on recommendations from Radford in 2014, our peer group for 2015 will consist of the following companies:

Abiomed	Align Technology	Analogic	ArthroCare
CONMED Corporation	Cyberonics	Greatbatch	Haemonetics
HaertWare International	ICU Medical	Insulet	Integra Life Sciences
Masimo	NuVasive	NxStage Medical	Orthofix International
ResMed	Sirona Dental Systems	The Cooper Companies	Thoratec
Volcano	Wright Medical Group

Tax Considerations
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits the deductibility of compensation over $1 million paid to a company’s chief executive officer and up to the three next most highly compensated executive officers (with the chief financial officer being excluded). To qualify for deductibility under Section 162(m), compensation in excess of $1 million per year paid to each of these executive officers generally must be “performance-based” compensation as determined under Section 162(m). In general, to be performance-based compensation, the material terms of the performance goals under which the compensation is to be paid must be disclosed to and approved by our stockholders before the compensation is paid. To the extent determinable and as one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to the executive officers of various payments and benefits. The Compensation Committee may decide to provide non-deductible compensation if it determines that such action is in our best interests and those of our stockholders.
Our Compensation Committee does not believe that we have compensation policies or practices that create risks that are reasonably likely to have a material adverse effect on our company.
Say-On-Pay Consideration
At our 2014 annual meeting of stockholders, we conducted a stockholder advisory vote on executive compensation (the “say-on-pay vote”), and over 98% of the votes cast were voted in favor of our executive compensation. The Compensation Committee believes this result evidences stockholder support for our executive compensation decisions and policies, and as such, the Compensation Committee did not implement any changes as a result of this vote. In a separate advisory vote at the 2013 annual meeting of stockholders, our stockholders voted to hold the say-on-pay vote annually. The Compensation Committee will consider the results of future say-on-pay votes when making executive compensation decisions and policies.
Key Elements of Our Compensation Program for 2014
We generally pay executive compensation through a combination of base salary, annual non-equity incentive compensation, long-term equity incentives in the form of stock options, and benefits. We do not use specific formulas or weightings in determining the allocation of the various compensation elements. Instead, compensation for each of our executives has been designed to provide a combination of fixed and at-risk compensation that is tied to achievement of our short-term and long-term objectives. We believe that this approach achieves the primary objectives of our compensation program, which are to recruit, retain and properly motivate our executives. The Compensation Committee retains the discretion to increase or decrease the actual amount of any executive officer’s annual non-equity incentive compensation based on his or her individual performance during the year.
In 2014, we compensated our named executive officers through a combination of base salary, annual non-equity incentive compensation, long-term equity incentives in the form of stock options, and benefits that included health, vision and dental insurance, paid time-off, life insurance, short-term and long-term disability insurance, 401(k) plan with Company matching contributions, relocation assistance, gym membership reimbursement, and car allowance. We believe the forms and mix of compensation provided to our named executive officers in 2014 appropriately reward performance, as the non-equity incentive plan compensation is tied to our Company performance as well as individual performance, and help to align the interests of our named executive officers with those of our stockholders, particularly through the grants of annual equity incentives.
Base Salary. Base salaries for all of our employees are determined by position, taking into consideration the scope of job responsibilities and competitive market compensation paid by other companies for similar positions. Base salaries are also driven by market competition to attract and retain high quality professionals. Our overall approach to setting base salaries is to create and sustain long-term stockholder value by balancing our need to retain high-quality professionals while appropriately managing our general and administrative expenses.
The Compensation Committee approved merit increases to the 2014 base salaries for our named executive officers other than Mr. Baron of approximately 4.0% percent over each such named executive officer’s 2013 base salary.
Annual Non-Equity Incentive Compensation. In 2014, all of our named executive officers participated in our annual non-equity incentive program, pursuant to which they were eligible to earn cash payments (which were paid in January 2015) based on a percentage of their annual non-equity incentive compensation for the preceding year. We focused performance targets in 2014 on overall Company sales revenue growth. Our Compensation Committee developed a range of possible annual non-equity incentive amounts that would be payable at various levels of Company sales revenue for 2014. Specifically, our Compensation Committee set a target for revenue of $484 million for 2014, which would have represented an 11% increase in annual sales over 2013. The Compensation Committee determined that for each named executive officer, achievement of 75% or less of target revenue would result in non-equity incentive compensation of $0, achievement of target revenue would result in non-equity incentive compensation equal to 110% of the previous year’s earned non-equity incentive compensation, and achievement of 110% of target revenue would result in non-equity incentive compensation of 145% of the previous year’s earned non-equity incentive compensation. Achievement of revenue between the specified revenue targets would result in non-equity incentive compensation payments based on interpolation between the specified target payout amounts. In 2014, we ultimately achieved worldwide sales revenues of $474.4 million, an increase of 9.2% over 2013, which resulted in each named executive officer receiving slightly lower annual non-equity incentive compensation in 2014 than the annual non-equity incentive compensation such executive officer received for 2013.
Equity Incentive Compensation. The Compensation Committee believes that stock option awards are an important and useful component of our overall compensation program. Stock options generally expire after ten years and vest ratably over four years. If an officer dies or becomes disabled, unexercised stock options generally are forfeited within one year. If an officer otherwise leaves our employ for any reason other than for cause, unexercised stock options generally are forfeited three months after termination of employment. If an officer’s employment is terminated for cause, unexercised stock options are typically forfeited upon termination of employment.
In 2014, all of our named executive officers received options to purchase shares of our common stock. See “Outstanding Equity Awards as of December 31, 2014” below, for a description of those stock option awards. All equity awards to our named executive officers were granted at no less than the fair market value of our common stock at the time of the grants, as determined by our Board of Directors.
Employee Benefits and Perquisites. Each named executive officer receives the same company-wide benefits as are generally available to all other salaried employees, such as short- and long-term disability insurance, basic life insurance and eligibility for supplemental health and life insurance, access to flexible health care reimbursement accounts and 401(k) matching. Additionally, our named executive officers are entitled to a vehicle allowance.

Summary Compensation Table
The following table sets forth certain compensation information for our named executive officers.

Name and Principal Position	Year	Salary(1)($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation(4) ($)	Total ($)
David C. Paul, Chairman and Chief Executive Officer	2014	405,318	606,103	649,408	30,163	1,690,992
	2013	389,729	269,580	655,968	32,235	1,347,512
	2012	378,378	98,500	624,731	31,495	1,133,104
David M. Demski, President and Chief Operating Officer	2014	337,765	555,595	476,233	29,431	1,399,024
	2013	324,774	224,650	481,043	32,235	1,062,702
	2012	315,315	98,500	458,136	25,424	897,375
Richard A. Baron, Senior Vice President and Chief Financial Officer(5)	2014	329,600	303,052	175,598	30,763	839,013
	2013	329,600	140,406	177,371	30,922	678,299
	2012	320,000	555,000	268,925	32,095	1,176,020
A. Brett Murphy, Executive Vice President, U.S. Sales	2014	309,309	303,052	333,030	20,374	965,765
	2013	297,413	140,406	336,394	21,263	795,476
	2012	288,750	65,700	320,375	20,945	695,770
David D. Davidar, Senior Vice President, Operations	2014	234,738	303,052	277,081	28,831	843,702
	2013	227,342	140,406	279,880	32,683	680,311
	2012	220,721	98,500	266,552	30,857	616,630

(1)	Reflects the base salary earned during the fiscal year covered.

(2)
Reflects the grant date fair value for each named executive officer’s stock option awards, computed in accordance with Financial Accounting Standards Board, Accounting Standards Codification Topic 718, Stock Compensation. These values have been determined based on the assumptions set forth in Note 11 to our consolidated financial statements included in our 2014 Annual Report on Form 10-K. See “Outstanding Equity Awards as of December 31, 2014” below, for a description of those stock option awards.

(3)	Reflects cash amounts earned pursuant to our annual non-equity incentive plan for the fiscal year covered. All such cash payouts earned under this plan in a given year were paid in the following year.

(4)
Amounts for 2014 include participation in our group health insurance benefits, Company 401(k) plan matching contributions, vehicle allowance, YMCA membership reimbursement, and life and disability insurance premiums. The compensation amounts for our group health insurance benefits in 2014 were $14,657 for Messrs. Paul and Baron and $13,925 for Messrs. Demski and Davidar.

(5)	Although he remained with our company through January 31, 2015, Mr. Baron resigned as our Chief Financial Officer effective November 3, 2014.
Grants of Plan-Based Awards in 2014
The table below sets forth information with respect to awards granted to the named executive officers under our annual non-equity incentive compensation plan and our 2012 Equity Incentive Plan in 2014, which constitute all of the plan-based awards granted to our named executive officers in 2014.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Number of Securities Underlying Options (#)	Per-Share Exercise Price of Option Awards ($/share)	Grant Date Fair Value of Option Awards(1)($)
		Threshold ($)	Target ($)	Maximum ($)
David C. Paul	January 23, 2014	-	721,565	951,154	60,000	23.95	606,103
David M. Demski	January 23, 2014	-	529,147	697,512	55,000	23.95	555,595
Richard A. Baron	January 23, 2014	-	195,108	257,188	30,000	23.95	303,052
A. Brett Murphy	January 23, 2014	-	370,033	487,771	30,000	23.95	303,052
David D. Davidar	January 23, 2014	-	307,868	405,826	30,000	23.95	303,052

(1)
Reflects the grant date fair value for each named executive officer’s stock option awards, computed in accordance with Financial Accounting Standards Board, Accounting Standards Codification Topic 718, Stock Compensation. These values have been determined based on the assumptions set forth in Note 11 to our consolidated financial statements included in our 2014 Annual Report on Form 10-K. See “Outstanding Equity Awards as of December 31, 2014” below, for a description of those stock option awards.
Outstanding Equity Awards as of December 31, 2014
The following table lists the outstanding equity awards held by our named executive officers as of December 31, 2014.

	Option awards
Name	Number of Securities Underlying Unexercised Options – Exercisable (#)	Number of Securities Underlying Unexercised Options – Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date
David C. Paul (1)	18,461	-		4.875	8/6/2019
David C. Paul (2)	18,461	-		11.8625	6/16/2020
David C. Paul (3)	18,076	385		10.66	10/27/2021
David C. Paul (4)	10,938	4,062		15.34	8/29/2022
David C. Paul (5)	23,000	25,000		13.04	1/24/2023
David C. Paul (6)	-	60,000		23.95	1/23/2024
David M. Demski (3)	3,461	385		10.66	10/27/2021
David M. Demski (4)	2,813	4,062		15.34	8/29/2022
David M. Demski (5)	7,500	20,833		13.04	1/24/2023
David M. Demski (6)	-	55,000		23.95	1/23/2024
Richard A. Baron (7)	1,923	25,000	(10)	10.335	2/2/2022
Richard A. Baron (5)	521	13,021	(10)	13.04	1/24/2023
Richard A. Baron (6)	-	30,000	(10)	23.95	1/23/2024
A. Brett Murphy (8)	107,692	-		2.925	11/1/2016
A. Brett Murphy (1)	9,230	-		4.875	8/6/2019
A. Brett Murphy (2)	9,230	-		11.8625	6/16/2020
A. Brett Murphy (9)	14,743	641		11.2775	4/20/2021
A. Brett Murphy (3)	12,051	256		10.66	10/27/2021
A. Brett Murphy (4)	7,292	2,708		15.34	8/29/2022
A. Brett Murphy (5)	11,979	13,021		13.04	1/24/2023
A. Brett Murphy (6)	-	30,000		23.95	1/23/2024
David D. Davidar (1)	18,461	-		4.875	8/6/2019
David D. Davidar (2)	18,461	-		11.8625	6/16/2020
David D. Davidar (3)	18,076	385		10.66	10/27/2021
David D. Davidar (4)	10,938	4,062		15.34	8/29/2022
David D. Davidar (5)	11,979	13,021		13.04	1/24/2023
David D. Davidar (6)	-	30,000		23.95	1/23/2024

(1)	These options were granted in 2009. All remaining unexercised stock options from 2009 became exercisable during 2013.

(2)	These options were granted in 2010. All remaining unexercised stock options from 2010 became exercisable during 2014.

(3)
These options were granted on October 27, 2011, and vest over a four-year period with one-fourth (1/4) of the options granted vesting on January 1, 2012, the first anniversary of the vesting commencement date, and the balance of the options granted vesting ratably on a monthly basis over the following 36 months.

(4)
These options were granted on August 29, 2012, and vest over a four-year period with one-fourth (1/4) of the options granted vesting on January 1, 2013, the first anniversary of the vesting commencement date, and the balance of the options granted vesting ratably on a monthly basis over the following 36 months.

(5)
These options were granted on January 24, 2013, and vest over a four-year period with one-fourth (1/4) of the options granted vesting on January 1, 2014, the first anniversary of the vesting commencement date, and the balance of the options granted vesting ratably on a monthly basis over the following 36 months.

(6)
These options were granted on January 23, 2014, and vest over a four-year period with one-fourth (1/4) of the options granted vesting on January 1, 2015, the first anniversary of the vesting commencement date, and the balance of the options granted vesting ratably on a monthly basis over the following 36 months.

(7)
These options were granted on February 2, 2012, and vest over a four-year period with one-fourth (1/4) of the options granted vesting on January 3, 2013, the first anniversary of the vesting commencement date, and the balance of the options granted vesting ratably on a monthly basis over the following 36 months.

(8)	These options were granted in 2006. All remaining unexercised stock options became exercisable during 2010.

(9)
These options were granted on April 20, 2011, and vest over a four-year period with one-fourth (1/4) of the options granted vesting on February 8, 2012, the first anniversary of the vesting commencement date, and the balance of the options granted vesting ratably on a monthly basis over the following 36 months.

(10)
23,077 of the options having an exercise price of $10.335, 12,500 of the options having an exercise price of $13.04, and 22,500 of the options having an exercise price of $23.95 were forfeited as of January 31, 2015, which was the last day of Mr. Baron’s employment.

2014 Option Exercises Table

	Option Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)
David C. Paul	-	-
David M. Demski	71,329	1,101,294
Richard A. Baron	76,842	940,521
A. Brett Murphy	-	-
David D. Davidar	-	-

(1)
The value realized on exercise of options is equal to the amount per share at which the named executive officer sold shares acquired on exercise (all of which occurred on the date of exercise) minus the exercise price of the share options times the number of shares acquired on exercise of the options.

Equity Compensation Plans
The following description of each of our equity compensation plans is qualified by reference to the full text of those plans, which were filed with the SEC as exhibits to Amendment No. 1 to our Registration Statement on Form S-1 (File No. 333-180426), filed on May 8, 2012. Our equity compensation plans are designed to continue to give our company flexibility to make a wide variety of equity awards to reflect what the Compensation Committee believes at the time of such award will best motivate and reward our employees, directors, consultants, and other service providers.
Amended and Restated 2003 Stock Plan
Our Amended and Restated 2003 Stock Plan (the “2003 Plan”) was originally adopted by our Board of Directors and approved by our stockholders in July 2006 and amended in July 2007. The 2003 Plan terminated pursuant to its terms in 2013. Following the effectiveness of our initial public offering in 2012, we have not issued any additional awards under the 2003 Plan; however, all outstanding awards previously granted under the 2003 Plan remain subject to the terms and conditions of the 2003 Plan. As of March 31, 2015, options to purchase 542,320 shares of our Class A common stock and options to purchase 78,034 shares of our Class B common stock were outstanding under the 2003 Plan. The Class B common stock is subject to conversion to Class A common stock immediately upon issuance if the holder and the holders family members and affiliates together own Class B common stock that represents less than 5% of the outstanding shares of our common stock.
The 2003 Plan provides for the grant of “incentive stock options,” as defined under Section 422 of the Code, to employees, and for the grant of non-statutory stock options to employees, consultants and non-employee directors. The 2003 Plan also provides for the grant of stock bonuses and rights to purchase shares of our common stock to employees and consultants.
In the event of a corporate transaction where we are to be consolidated with or acquired by another entity and the acquiror assumes or replaces options granted under the 2003 Plan, options issued under the 2003 Plan will not be subject to accelerated vesting unless provided otherwise by agreement with the optionee, except in the case of a termination of the optionee’s service relationship by us or the acquiror, other than for misconduct, or a resignation by the optionee due to certain material negative changes in the terms of the optionee’s employment, within 60 days before or 180 days after the corporate transaction, in which case all options held by that optionee will become fully vested and exercisable. In the event of a corporate transaction where the acquiror does not assume or replace options granted under the 2003 Plan, such outstanding options will become fully vested and exercisable immediately prior to, and will terminate upon, the consummation of the corporate transaction.
2008 Stock Plan
Our 2008 Stock Plan (the “2008 Plan”) was adopted by our Board of Directors in December 2008 and approved by our stockholders in January 2009. The 2008 Plan will terminate automatically in 2018 unless terminated earlier by our Board of Directors. Following the effectiveness of our initial public offering, we have not issued any additional awards under the 2008 Plan; however, all awards previously granted under the 2008 Plan remain outstanding and are administered by our Board of Directors under the terms and conditions of the 2008 Plan. Upon the closing of our initial public offering, all shares of Class C common stock were converted into shares of our Class

A common stock. As such, shares of Class A common stock now underlie outstanding awards under the 2008 Plan. As of March 31, 2015, options to purchase 1,145,665 shares of our Class A common stock were outstanding under the 2008 Plan.
The 2008 Plan provides for the grant of “incentive stock options,” as defined under Section 422 of the Code, to employees, and for the grant of non-statutory stock options, stock bonuses and rights to purchase shares of our common stock to employees, consultants and non-employee directors.
In the event of a corporate transaction where we are to be consolidated with or acquired by another entity and the acquiror assumes or replaces options granted under the 2008 Plan, options issued under the 2008 Plan will not be subject to accelerated vesting unless provided otherwise by agreement with the optionee. In the event of a corporate transaction where the acquiror does not assume or replace options granted under the 2008 Plan, such outstanding options will become fully vested and exercisable immediately prior to, and will terminate upon, the consummation of the corporate transaction. In lieu of the acceleration of options in connection with a corporate transaction, however, we may instead cancel the outstanding options in exchange for cash payments per share underlying each option equal to the amount per share of common stock to be paid in connection with the corporate transaction and the exercise price per share of such option.
2012 Equity Incentive Plan
Our 2012 Equity Incentive Plan (the “2012 Plan”) was adopted by our Board of Directors on March 13, 2012, and approved by our stockholders on June 8, 2012. We adopted the 2012 Plan to promote the success and enhance the value of the Company by linking the individual interests of non-employee directors, employees and consultants to those of our stockholders and by providing such individuals with an incentive for outstanding performance in generating superior returns to our stockholders. The 2012 Plan provides flexibility to the Company in its ability to motivate, attract and retain the services of non-employee directors, employees, and consultants upon whose judgment, interest and special efforts the successful conduct of the Company’s operation is largely dependent.
The 2012 Plan provides for the grant of “incentive stock options,” as defined in Section 422 of the Code to employees, and for the grant of non-qualified stock options, restricted stock, restricted stock units, stock appreciation rights, stock payments and performance awards, including performance stock units, to employees, consultants and non-employee directors.
Under the terms of the 2012 Plan, the aggregate number of shares of common stock that may be subject to options and other awards is equal to the sum of (1) 3,076,923 shares of Class A common stock, (2) any shares available for issuance under the 2008 Plan as of March 13, 2012, (3) any shares underlying any award outstanding under the 2008 Plan as of March 13, 2012 that, on or after that date, is forfeited, terminates, expires, or lapses for any reason, or is settled for cash without the delivery of shares, and (4) an annual increase in the number of shares available under the 2012 Plan equal to up to 3% of the number of shares of Company common and preferred stock outstanding at the end of the previous year, as determined by the Board of Directors. The number of shares that may be issued or transferred pursuant to incentive stock options under the 2012 Plan is limited to 10,769,230 shares. The shares of Class A common stock covered by the 2012 Plan are authorized but unissued shares, treasury shares or common stock purchased on the open market. As of March 31, 2015, options to purchase 3,954,827 shares of our Class A common stock were outstanding under the 2012 Plan.
In the event of a merger or consolidation, the sale or exchange of all of our common stock, the sale, transfer or disposition of all or substantially all of our assets, or our liquidation or dissolution, or a “change in control” (as defined in the 2012 Plan), the administrator may take one or more of the following actions with respect to outstanding awards, as appropriate:

•	provide for the assumption or substitution of the awards;

•	cancel the award if no amount would have been attained upon exercise of the award or realization of the participant’s rights;

•	accelerate the awards in whole or in part;

•	cash out the awards;

•	make adjustments in the number and kind of shares subject to outstanding awards;

•	convert the awards into the right to receive liquidation proceeds;

•	provide that the award cannot vest, be exercised or become payable after such event; or

•	any combination of the above.

In the event of a corporate transaction where the acquiror does not assume or replace options granted under the 2012 Plan, such outstanding options will become fully vested and exercisable immediately prior to, and will terminate upon, the consummation of the corporate transaction.
Our Board of Directors may terminate, amend, or modify the 2012 Plan at any time. However, stockholder approval is required to increase the aggregate share limit, change the description of eligible participants, or to the extent necessary to comply with applicable law.
The term of the 2012 Plan will expire on March 13, 2022 unless earlier terminated by our Board of Directors.
Equity Compensation Plan Information
The following table sets forth certain information relating to the Company’s equity compensation plans as of December 31, 2014. Each number of securities reflected in the table is a reference to shares of our Class A common stock.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	4,854,019	(1)	$14.50	6,019,966	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	4,854,019		—	6,019,966

(1)	Consists of shares subject to outstanding options under our 2003 Plan, our 2008 Plan, and our 2012 Plan. No future issuances will be made from our 2003 Plan or our 2008 Plan.

(2)
Consists of 6,019,966 shares available for future issuance under our 2012 Plan. Under the terms of the 2012 Plan, the aggregate number of shares of Class A common stock that may be subject to options and other awards is equal to the sum of (1) 3,076,923 shares of Class A common stock, (2) any shares available for issuance under the 2008 Plan as of March 13, 2012, (3) any shares underlying any award outstanding under the 2008 Plan as of March 13, 2012 that, on or after that date, is forfeited, terminates, expires, or lapses for any reason, or is settled for cash without the delivery of shares, and (4) an annual increase in the number of shares available under the 2012 Plan equal to up to 3% of the number of shares of our common and preferred stock outstanding at the end of the previous year, as determined by the Board of Directors.

Tax withholding
We may require participants to discharge applicable withholding tax obligations with respect to any award granted to the participant. The administrator may in its discretion allow a holder to meet any such withholding tax obligations by electing to have us withhold shares of common stock otherwise issuable under any award (or allow the return of shares of common stock) having a fair market value equal to the sums required to be withheld.

Employment Agreements
Messrs. Paul, Demski, and Davidar are not party to an employment agreement with the Company. A description of employment agreements with Messrs. Baron and Murphy is set forth below.
Mr. Baron’s Employment Agreement
On January 3, 2012, we entered into an executive employment agreement with Mr. Baron, our former Senior Vice President and Chief Financial Officer. Mr. Baron’s employment was “at will,” meaning that his employment could be terminated by either party for any or no reason at any time. The agreement provided for a 2012 base salary of $320,000 and a monthly car allowance. Mr. Baron was also eligible to earn a non-equity cash incentive award by meeting certain company and individual performance targets. Both the base salary and non-equity incentive award were subject to adjustment from time to time in the sole discretion of the Company.

Mr. Baron was entitled to receive his base salary for 12 months and continued coverage under the Company’s group health, dental and vision plans for a period of 12 months in the event we terminated his employment without cause or in connection with a change of control or if he resigned for good reason. All severance payments were conditioned on Mr. Baron signing a general release of claims against the Company. Because Mr. Baron’s resignation was voluntary, and not for “good reason”, he was not entitled to these severance benefits following his resignation. Under Mr. Baron’s employment agreement, “good reason” was defined as (i) a materially adverse change or material diminution in the office, title, duties, powers, authority or responsibilities of Mr. Baron, (ii) our failure to pay his base salary or a bonus that has become due and payable, (iii) a material reduction in his base salary, (iv) a relocation of Mr. Baron’s principal worksite of more than 25 miles unless such relocation reduces his commute to such worksite, or (v) a material breach of the employment agreement by the Company; provided in each case that the Company did not correct such reason during a specified cure period.
Mr. Murphy’s Employment Agreement
In June 2005, we entered into a vice president employment agreement with Mr. Murphy, our current Executive Vice President, U.S. Sales, which we subsequently amended in November 2006 and February 2011. Mr. Murphy’s employment remains “at will,” meaning that his employment may be terminated by either party for any or no reason at any time. The agreement provided for a base salary of $275,000 and a monthly car allowance. In connection with his appointment, we also granted Mr. Murphy options to purchase our common stock. For further information, see “Executive Compensation-Outstanding Equity Awards as of December 31, 2014.”
Mr. Murphy is entitled to receive his base salary for six months in the event we terminate his employment without cause or if Mr. Murphy resigns for good reason. However, if during those six months, Mr. Murphy secures employment with another individual or entity, we may offset against our payments to Mr. Murphy the amount of any compensation he receives from his subsequent employer during the six-month severance period. All severance payments are conditioned on Mr. Murphy signing a general release of claims against the Company. If Mr. Murphy resigns from the Company voluntarily or without good reason, he is not entitled to these severance payments. Additionally, Mr. Murphy is not entitled to these severance payments if we terminate his employment for cause, if he dies or becomes disabled, or in the event of the Company’s bankruptcy, liquidation, dissolution, or discontinuance of business. We may recoup all profits, compensation, commissions, remuneration or benefits that Mr. Murphy directly or indirectly realized as a result of or growing out of or in connection with Mr. Murphy’s violation of his employment agreement. Under Mr. Murphy’s employment agreement, resignation for good reason is defined as a resignation due to a materially adverse change or material diminution in the office, title, duties, powers, authority or responsibilities of Mr. Murphy, which change or diminution is not corrected during a specified cure period, or our failure to pay his base salary that has become due and payable which is not corrected during a specified cure period. Termination for cause, which will be decided by a majority vote of our Board of Directors, is a termination due to any material breach of the agreement by Mr. Murphy, any failure to diligently and properly perform his duties, his failure to comply with the policies and directives of the Board of Directors which failure is not corrected during a specified cure period, any dishonest or illegal action or other action that is materially detrimental to the interest and well-being of the Company, including to our reputation, any failure by Mr. Murphy to fully disclose any material conflict of interest he may have in a transaction involving the Company if such conflict is materially detrimental to the interest of the Company, or any adverse act or omission that would be required to be disclosed pursuant to securities laws or that would limit our ability to sell securities under any Federal or state law or that would disqualify the Company from any exemption otherwise available to it. In connection with his employment agreement, Mr. Murphy also entered into our no competition and non-disclosure agreement.

Potential Payments Upon Termination or Change in Control
Severance
Our Compensation Committee has decided to provide, in limited circumstances, certain of our named executive officers with severance payments in order to recruit qualified executives and ensure continued dedication, objectivity and stability of our named executive officers in the event of a change in control. Whether we provide severance benefits to our named executive officers depends on when and under what circumstances we hire the executives, the positions they hold and how difficult our Compensation Committee believes it might be or how long our Compensation Committee believes it might take for them to find comparable employment. In the limited circumstances when we do provide severance benefits, the terms of these severance payments are incorporated into the employment agreements of the named executive officers entitled to receive those payments.
In 2014, Messrs. Baron and Murphy were the only named executive officers entitled to severance in the event of a termination of employment. See the description of such severance under “Employment Agreements” above. We did not have a severance policy applicable to executive officers in 2014, and no other named executive officers were guaranteed cash severance payments.
As described under “Executive Compensation-Equity Compensation Plans” above, our equity compensation plans provide our named executive officers and all other optionees with acceleration of vesting of stock options upon termination of employment in connection with a change in control or acceleration of vesting of stock options upon a change of control, depending on the specific plan under which those options were granted and if our acquiror does not assume or replace the awards under our equity compensation plans.

We believe these severance and change in control benefits are an important element of our compensation program for our executive officers and that they assist us in recruiting and retaining talented individuals. The Compensation Committee believes that these benefits are valuable as they address the valid concern that it might be difficult for our named executive officers to find comparable employment in a short period of time in the event of termination or change in control. Our Compensation Committee believes that the prospect of a change in control could be a distraction to an executive officer and could cause an executive officer to consider alternative employment opportunities at a time when the executive’s continued service might be crucial to the Company and to our stockholders’ best interests.
Equity Awards
In the event of a corporate transaction where we are to be consolidated with or acquired by another entity and the acquiror does not assume or replace options granted under our 2003 Stock Plan, all options outstanding under the 2003 Stock Plan will become fully vested and exercisable immediately prior to the consummation of the corporate transaction, and such outstanding options will terminate upon the consummation of the corporate transaction.
In addition, in the event of such a corporate transaction where the acquiror does assume or replace options granted under our 2003 Stock Plan, if an optionee’s service relationship is terminated by us or the acquirer, other than for misconduct, or if the optionee resigns due to certain material negative changes in the terms of the optionee’s employment, within 60 days before or 180 days after the corporate transaction, all options held by that optionee will become fully vested and exercisable.
In the event of a corporate transaction where we are to be consolidated with or acquired by another entity and the acquiror does not assume or replace options granted under our 2008 Stock Plan, all options outstanding under the 2008 Stock Plan will become fully vested and exercisable immediately prior to the consummation of the corporate transaction, and such outstanding options will terminate upon the consummation of the corporate transaction. In lieu of requiring the exercise of any options granted under our 2008 Stock Plan prior to termination in connection with a corporate transaction, however, we may instead cancel the outstanding options in exchange for cash payments per share underlying each option equal to the positive difference, if any, in the amount per share of common stock to be paid in connection with the corporate transaction and the exercise price per share of such option.
In the event of a corporate transaction where we are to be consolidated with or acquired by another entity and the acquiror does not assume or replace the equity awards granted under the 2012 Plan, all awards outstanding under our 2012 Plan will become fully vested, exercisable and all forfeiture restrictions will lapse immediately prior to the consummation of the transaction.
Potential Payments Upon a Change in Control
As described above, Mr. Baron was, and Mr. Murphy is, entitled to severance payments in the event of an involuntary, not-for-cause termination of employment, including a termination in connection with a change in control. Also, upon a change in control of our Company, the unvested stock options held by our named executive officers would vest. Because Mr. Baron’s resignation was voluntary and not for “good reason”, he was not entitled to receive any severance payments following his resignation and his unvested options as of the date of his resignation were forfeited.
The table below sets forth an estimate of the amounts that would be paid out to our named executive officers upon a change in control and assumes the termination, other than for cause, of the employment of Mr. Murphy in connection with the change in control. The amounts in the table assume that such change in control was effective as of December 31, 2014. The actual amounts that would be paid can only be determined at the time of a change in control.

Name	Cash Payment ($)		Value of Acceleration of Unvested Stock Options(1) ($)	Total ($)
David C. Paul	—		2,126,155	2,126,155
David M. Demski	—		1,908,256	1,908,256
A Brett Murphy	148,707	(2)	1,108,300	1,257,007
David D. Davidar	—		1,128,304	1,128,304

(1)
Represents the aggregate fair market value of the unvested shares subject to outstanding stock options on December 31, 2014, calculated based on a closing price of $23.77 of our common stock on December 31, 2014.

(2)	Represents the amounts payable under the employment agreement described under the heading “Employment Agreements” above.

Compensation Recovery Policies
The Compensation Committee has not determined whether it would attempt to recover non-equity incentive awards from our executive officers if the performance objectives that led to the non-equity incentive award determination were to be restated, or found not to have been met to the extent originally believed by the Compensation Committee. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any non-equity incentive awards or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once final regulations on the subject have been adopted.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the discussion and analysis of the compensation of our named executive officers as disclosed in this Proxy Statement under the heading “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
David C. Paul(Chair)
Daniel T. Lemaitre
Robert W. Liptak
Kurt C. Wheeler
The above Compensation Committee Report does not constitute soliciting material, and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate the Compensation Committee Report by reference therein.
Compensation Risk Assessment
The Compensation Committee has evaluated our compensation programs and policies as generally applicable to our employees to ascertain any potential material risks that may be created by the compensation programs. The Compensation Committee concluded that our compensation policies and practices, taken as a whole, are not reasonably likely to have a material adverse impact on our business or our financial condition. The following compensation design features help minimize the incentives for excessive risk-taking:

•
our compensation program encourages our employees to remain focused on both our short-term and long-term goals. For example, while our variable cash compensation plans measure performance on an annual basis, our equity awards generally vest over four years, which we believe encourages our employees to focus on our long-term performance;

•	we have internal controls over our financial accounting and reporting;

•
we include equity compensation as part of the overall compensation mix, ensuring that our compensation program does not over emphasize short-term performance at the expense of long-term value creation; and

•
final executive non-equity incentive awards are approved by the Compensation Committee and are subject to discretionary increase or decrease by the Compensation Committee if circumstances warrant an adjustment.

Non-Employee Director Compensation
Director Compensation
The table below summarizes the compensation received by our non-employee directors who received compensation from us for the fiscal year ended December 31, 2014.

Name	Fees earned or paid in cash ($)	Option Awards(1)(2)($)	Total ($)
Daniel T. Lemaitre	55,500	101,017	156,517
Robert W. Liptak	56,500	101,017	157,517
Ann D. Rhoads	85,000	101,017	186,017
Kurt C. Wheeler	56,500	101,017	157,517

(1)
Reflects the compensation expense we recognized for the year ended December 31, 2014 for financial statement purposes, computed in accordance with Financial Accounting Standards Board, Accounting Standards Codification Topic 718, Stock Compensation. These values have been determined based on the assumptions set forth in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K.

(2)	The following table lists the outstanding equity awards held by our non-employee directors as of December 31, 2014:

Name	Total Shares Subject to Outstanding Stock Options (#)
Daniel T. Lemaitre	32,884
Robert W. Liptak	32,800
Ann D. Rhoads	32,884
Kurt C. Wheeler	32,800

Narrative Disclosure Relating to Director Compensation Table
Director Compensation
The form and amount of director compensation are determined and reviewed annually by the Compensation Committee. In 2014, our non-employee directors received from us an annual retainer of $40,000, as well as meeting fees of $2,500 for each board meeting attended in person and $1,000 for each board meeting attended telephonically. In addition, the chair of the Audit Committee, currently Ms. Rhoads, received $30,000 per year for serving as committee chair. In January 2015, our Board of Directors approved a new compensation plan for our non-employee directors. Pursuant to this plan, these directors will receive from us an annual retainer of $52,500. In addition, the chair of the Audit Committee, currently Ms. Rhoads, will receive $30,000 per year for serving as committee chair. Our Lead Independent Director, currently Mr. Wheeler, will receive $30,000 per year for serving in that capacity. Other directors who serve on the Audit Committee, currently Messrs. Liptak and Lemaitre, will receive from us $10,000 per year for such service. All non-employee directors who serve on the Compensation Committee, currently Messrs. Wheeler, Liptak and Lemaitre, will receive from us $7,500 for such service.
We also reimburse all non-employee directors for expenses incurred in connection with their service on the Board of Directors, including reimbursement of expenses incurred in connection with attending Board of Directors’ meetings.
Option Grants
In January 2014, our Board of Directors granted an option to purchase 10,000 shares to each of Ms. Rhoads and Messrs Lemaitre, Liptak and Wheeler pursuant to our 2012 Plan, with an exercise price of $23.95 per share. Each of these stock options vests over a four-year period, subject to continued service on the Board of Directors.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2015 by: (i) each director; (ii) each of our named executive officers; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our Class A common stock or Class B common stock.
Beneficial ownership is determined according to the rules of the SEC. A person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of March 31, 2015. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of Class A common stock and Class B common stock shown that they beneficially own, subject to community property laws where applicable.
Common stock subject to stock options currently exercisable or exercisable within 60 days of March 31, 2015, are deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but are not deemed outstanding for purposes of computing the percentage of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Globus Medical, Inc., 2560 General Armistead Avenue, Audubon, PA 19403.

	Class A Common Stock		Class B Common Stock		Percentage of Voting Power †
Name of Beneficial Owner	Shares	%	Shares	%
Directors and Executive Officers:
David C. Paul(1)	1,193,883	1.7%	23,442,206	98.2%	76.1%
David M. Demski(2)	187,075	*	-		*
David D. Davidar(3)	1,072,208	1.5%	-		*
Daniel T. Lemaitre(4)	24,342	*	-		*
Robert W. Liptak(5)	47,867	*	-		*
Ann D. Rhoads(6)	24,342	*	-		*
Kurt C. Wheeler(7)	66,027	*	-		*
Anthony L. Williams(8)	50,736	*	-		*
A. Brett Murphy (9)	307,976	*	-		*
All current directors and executive officers of Globus Medical Inc. as a group (9 persons)(10)	2,974,456	4.2%	23,442,206	98.2%	76.6%
Other Stockholders:
The Vanguard Group, Inc (11)	4,291,871	6.0%	-		1.4%
Wellington Management Co, LLP(12)	4,767,143	6.7%	-		1.5%
BlackRock, Inc. (13)	3,772,714	5.3%	-		1.2%

†
Percentage total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. Each holder of Class B common stock is entitled to ten votes per share of Class B common stock and each holder of Class A common stock is entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.

*	Less than 1%.

(1)
Consists of 23,442,206 shares of Class B common stock outstanding, 1,078,000 shares of Class A common stock outstanding and 115,883 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 31, 2015. The Class B common stock includes 17,045,319 shares Mr. Paul owns jointly with his wife, 1,562,573 shares held by the Paul Family Irrevocable Trust U/A 4/6/10, and 435,350 shares held by the Sonali Paul Trust u/a/d 12/20/12. Excludes 435,350 shares of Class B common stock held by the David C. Paul Trust u/a/d 12/20/12 and over which Mr. Paul has neither voting nor investment power.

(2)	Consists of 148,855 shares of Class A common stock outstanding and 38,220 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 31, 2015.

(3)
Consists of 979,742 shares of Class A common stock outstanding and 92,466 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 31, 2015. Includes 579,012 shares Mr. Davidar owns jointly with his wife and 225,967 shares held by the Davidar Family Irrevocable Trust U/A 8/6/09.

(4)	Consists of 24,342 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 31, 2015.

(5)	Consists of 26,159 shares of Class A common stock outstanding and 21,708 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 31, 2015.

(6)	Consists of 24,342 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 31, 2015.

(7)	Consists of 44,319 shares of Class A common stock outstanding and 21,708 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 31, 2015.

(8)	Consists of 50,736 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 31, 2015.

(9)	Consists of 121,217 shares of Class A common stock outstanding and 186,759 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 31, 2015.

(10)
Consists of (i) 2,398,292 shares of Class A common stock and 23,442,206 shares of Class B common stock beneficially owned by the current directors and executive officers, and (ii) 576,164 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 31, 2015.

(11)
The business address for this entity is 100 Vanguard Blvd, Malvern, PA 19355. The ownership information is based solely on a Schedule 13G filed with the SEC on February 10, 2015 by The Vanguard Group, Inc.

(12)
The business address for this entity is 280 Congress Street, Boston, MA 02210. The ownership information is based solely on a Schedule 13G/A filed with the SEC on February 12, 2015 by Wellington Management Co, LLP.

(13)	The business address for this entity is 55 East 52nd Street, New York, NY 10022. The ownership information is based solely on a Schedule 13G filed with the SEC on February 3, 2015 by BlackRock, Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers, directors and beneficial owners of more than 10 percent of any registered class of equity securities (“Reporting Persons”) to file an initial report of ownership (Form 3) and reports of changes of ownership (Forms 4 and 5) of our securities with the SEC. These persons are also required to furnish the Company with copies of all Section 16(a) reports that they file with respect to our securities. Based solely upon a review of Section 16(a) reports furnished to us for the year ended December 31, 2014 and written representations from certain Reporting Persons, we believe that during the year ended December 31, 2014, such filing requirements were satisfied, with the following exceptions: Mr. Paul voluntarily converted shares of our Class B common stock into shares of our Class A common stock on March 12, 2014 and April 15, 2014, but the Form 4 reflecting those conversions was filed on January 22, 2015 .
TRANSACTIONS WITH RELATED PERSONS
Procedures for Approval of Related-Party Transactions
Our Audit Committee is responsible for reviewing and approving or ratifying any related-party transaction reaching a certain threshold of significance. In the course of its review and approval or ratification of a related-party transaction, the Audit Committee considers, among other things, consistent with Item 404 of Regulation S-K, the following:
•    the nature and amount of the related person’s interest in the transaction;
•    the material terms of the transaction, including, without limitation, the amount and type of transaction; and
•    any other matters the Audit Committee deems appropriate.
Any member of the Audit Committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote respecting approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the Audit Committee that considers the transaction.
Related Person Transactions
As previously disclosed in the Company’s definitive proxy statements, Branch Medical Group, Inc., a Delaware corporation (“BMG”) has been a third-party supplier to the Company since 2005. As of February 24, 2015, David C. Paul’s wife, David D. Davidar’s wife, and

David M. Demski collectively owned approximately 49% of the outstanding stock of BMG. In addition, since February 2010, Mr. Paul’s wife and Mr. Davidar’s wife served as directors of BMG. The Company purchased products and services from BMG from time to time pursuant to a standard Supplier Quality Agreement entered into on an arm’s-length basis in September 2010. During 2014, the Company purchased $21.9 million of products and services from BMG.
As previously disclosed on the Company’s Current Report on Form 8-K filed on March 2, 2015, on February 24, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with BMG, BM Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”) and Spine Therapy Technologies, Inc., a North Carolina limited liability company, as the Stockholders’ Representative. The Merger Agreement provided for the merger of Merger Sub with and into BMG (the “Merger”), with BMG surviving the Merger as a wholly-owned subsidiary of the Company. In connection with the transaction, Mr. Paul’s wife received approximately $29.8 million, Mr. Davidar’s wife received approximately $1.3 million and Mr. Demski received approximately $1.3 million. The aggregate consideration for all of the outstanding equity interests of BMG, after adjusting for certain working capital items and indebtedness as provided in the Merger Agreement, was approximately $68 million.
The Company’s board of directors appointed a special transaction committee consisting solely of independent directors (the “Special Transaction Committee”) in connection with the transaction with BMG. The Special Transaction Committee, represented by independent outside counsel, negotiated the transaction on behalf of the Company and approved the Merger Agreement and Merger. The Merger Agreement contains customary representations and warranties and covenants, including customary indemnification provisions. The Merger closed in March 2015.
STOCKHOLDER PROPOSALS
Stockholder Proposals for the 2016 Annual Meeting
Stockholders interested in submitting a proposal for inclusion in our proxy statement for next year’s annual meeting must do so in compliance with our bylaws and applicable SEC rules and regulations. Under Rule 14a-8 adopted by the SEC, to be considered for inclusion in our proxy materials for our 2016 annual meeting, a stockholder proposal must be received in writing by our Secretary no later than January 1, 2016. If the date of our 2016 annual meeting is moved more than 30 days before or after the anniversary date of this year’s meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials next year. Any such proposals will also need to comply with the various provisions of Rule 14a-8, which governs the basis on which such stockholder proposals can be included or excluded from Company-sponsored proxy materials.
If a stockholder desires to submit a proposal for consideration at the 2016 annual meeting, but not have the proposal included with our proxy solicitation materials relating to the 2016 annual meeting, the stockholder must comply with the procedures set forth in our governing documents. Our bylaws require that, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof, along with other specified material, in proper written form to the Company. To be timely, a stockholder’s notice must be received at the principal executive offices of the Company not less than 50 days and not more than 90 days prior to the date of the annual meeting.
Any stockholder who wishes to make such a proposal should obtain a copy of the bylaws, which contain these and other requirements with respect to stockholder proposals and director nominations, including certain information that must be included concerning the stockholder and each proposal and nominee. Our bylaws were filed with the SEC as an exhibit to our Registration Statement on Form S-1, filed on March 28, 2012, and can be viewed by visiting our investor relations website at www.globusmedical.com. You may also obtain a copy by writing to Anthony L. Williams, our Secretary, at Globus Medical, Inc., Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, PA 19403, Attention: Legal Department.
Stockholder Nominations and Recommendations of Director Candidates
Our bylaws describe the procedures for stockholders to follow in nominating candidates to our Board of Directors. For our 2016 annual meeting of stockholders, stockholders may nominate a candidate for election to our Board of Directors by sending written notice to our Secretary at our principal office not less than 50 days and not more than 90 days prior to the date of the annual meeting. The notice to our Secretary must contain or be accompanied by the information required by Section 2.14 of our bylaws, which includes, among other things: (i) the name, age, business address and residence address of each person nominated; (ii) the class, series and number of any shares of common stock of the Company beneficially owned or owned of record by such person; (iii) the date or dates such shares were acquired and the investment intent of such acquisition; and (iv) all information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.
Any notice of a stockholder proposal that is received after the dates specified above will be considered untimely.

All proposals and recommendations should be addressed to Anthony L. Williams, our Secretary, at Globus Medical, Inc., Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, PA 19403, Attention: Legal Department.
ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT
Stockholders can access this Proxy Statement and our 2014 Annual Report (including our annual report on Form 10-K) via the Internet at www.proxyvote.com. Copies of these materials may be obtained without charge by writing to Globus Medical, Inc., Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, PA 19403, Attention: Investor Relations.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. You can make a request by contacting our Investor Relations Department by phone at (610) 930-1800 or by mail at 2560 General Armistead Avenue, Audubon, PA 19403 Attention: Investor Relations. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors,

Anthony L. Williams
Secretary
April 30, 2015
A copy of our Annual Report (including our annual report on Form 10-K) for the fiscal year ended December 31, 2014 can be viewed by visiting our investor relations website at www.globusmedical.com. You may also obtain a copy by writing to our Investor Relations Department at Globus Medical, Inc., Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, PA 19403, Attn: Investor Relations.

C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M92010-P66766

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GLOBUS MEDICAL, INC.

The Board of Directors recommends you vote FOR the following:

		For	Against	Abstain
1.	Election of Directors			
1a.	David D. Davidar	☐	☐	☐
1b.	Robert W. Liptak	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2.

		For	Against	Abstain
2.	To approve, in an advisory vote, the Company's executive compensation (the Say-on-Pay Vote).	☐	☐	☐

NOTE: This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, will be voted in accordance with the instructions given hereon. If no instructions are given, this proxy will be voted "FOR" election of the nominees for election as director, "FOR" Proposal 2, and as the named proxies deem advisable on such other matters as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Dear Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of Globus Medical, Inc. Our 2015 Annual Meeting will be held on Wednesday, June 17, 2015 at 6:00 p.m. Eastern Time.

It is important that the shares are voted. Please specify your choices by marking the appropriate boxes on the proxy form on the reverse side, and date, sign and return your proxy form in the enclosed, postage-paid return envelope as promptly as possible. Alternatively, you may vote by phone or the Internet, as described on the reverse side. If you date, sign and return your proxy form without specifying your choices, the shares will be voted in accordance with the recommendation of the Company's Board of Directors.

Sincerely,

David C. Paul
Chairman and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Form 10-K and CEO Letter are available at **www.proxyvote.com.**

M92011-P66766

GLOBUS MEDICAL, INC.
Annual Meeting of Stockholders
June 17, 2015 6:00 p.m.
This proxy is solicited by the Board of Directors

The undersigned hereby appoints David C. Paul and Anthony L. Williams, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of GLOBUS MEDICAL, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 6:00 p.m., on June 17, 2015, at Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, PA 19403, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side